Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-269063, 333-268064 and 333-264518) and on Form S-8 (No. 333-286033) of Quantum Computing Inc. of our reports dated March 2, 2026 relating to the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
March 2, 2026